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                                                                      EXHIBIT 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com

                     ASV Announces 1st Quarter 2003 Results
                  Net Sales Increase 137% over 1st Quarter 2002

     Grand Rapids, MN (April 24, 2003) -- ASV, Inc. (Nasdaq: ASVI) today reported its financial results for its first quarter 2003. Net sales for the three months ended March 31, 2003, totaled $14,612,230, an increase of 137%, compared with net sales of $6,177,828 for the same period in 2002. The Company reported net earnings of $767,583 for the first quarter of 2003, compared with a net loss of ($365,581) for the first quarter of 2002. Earnings per share were $.08 for the first quarter of 2003 compared with a loss per share of ($.04) for the first quarter of 2002.
     Commenting on the results, Gary Lemke, President of ASV, Inc., said, "The first quarter of 2003 saw a return of shipments of ASV undercarriages to Caterpillar Inc. (NYSE: CAT) for use on their Multi-Terrain Loader (MTL) models 267 and 277, as well as strong shipments of ASV undercarriages for use on Cat's MTL models 247 and 257. We also began shipments of the undercarriage to be used on Cat's MTL model 287, the fifth model in Caterpillar's MTL product line, during the first quarter of 2003. In addition, ASV began production of our latest model, the RC-100 Posi-Track, during the first quarter of 2003. Sales of our RC-30 and RC-50 products to rental facilities also increased during the first quarter of 2003 compared with the fourth quarter of 2002 when ASV began a concentrated marketing effort to rental facilities."
     In January 2003, ASV introduced the latest model in its R-Series product line, the RC-100 Posi-Track. The RC-100 Posi-Track is the largest model in ASV's R-Series line up, with features not found on other R-Series products. ASV currently has an order backlog for the RC-100 Posi-Track of approximately $4 million for shipments to be made in 2003.
     In further discussion of the results, Lemke said, "During the first quarter of 2003, our gross profit percentage was lower than expected. This was due in part to overtime wages paid to fulfill the order demand for our MTL undercarriages and the RC-100 Posi-Track. The lower gross profit percentage can also be attributed to inefficiencies experienced during the start of production of the RC-100, due primarily to timing issues for the receipt of certain raw materials. We believe most of these inefficiencies have now been resolved. Also during the first quarter of 2003, our concentration of lower priced MTL undercarriages was greater than what we expect for the remainder of the year. Our operating expenses returned to more historical levels in the first quarter of 2003. Our selling, general and administrative expenses were 9.9% of net sales and our research and development expenses were 1.1% of net sales for the first quarter of 2003, compared with 11.4% and 4.1%, respectively, for fiscal 2002."
     On March 13, 2003, ASV finalized its marketing agreement with Jacobsen, a division of Textron Inc. (NYSE: TXT). Jacobsen direct dealers will market the ASV RC-30 and RC-50 Turf Edition(TM) all-surface loaders designed for the golf and sports turf markets. The Turf Edition loaders feature ASV's unique undercarriage system with smooth, rubber tracks that leave fine turf virtually untouched while still providing excellent traction for digging and grading. Shipments of Turf Edition products to Jacobsen dealers began in April 2003.
     Discussing the outlook for the remainder of 2003 Lemke states, "With our first quarter complete, we are reaffirming our sales expectations for 2003. We anticipate sales for 2003 to be in the range of $57-65 million. With a slight increase in our expected effective tax rate and an increase in the number of dilutive common share equivalents due to our increased stock price, earnings per share for 2003 is expected to be in the range of $.33-.43 per share on a diluted basis."
Conference Call
     ASV will conduct a live Webcast at 9 a.m. Central time, Thursday, April 24th to discuss these matters. The call will be broadcast over the Internet and can be accessed at either www.vcall.com or ASV's web site, www.asvi.com, in the investor relations section under the "About ASV" tab. To listen to the call, go to either of the two Web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available beginning one hour after its conclusion both telephonically and over the Internet. The telephonic replay will be available for a 24-hour period and can be accessed by dialing 800-428-6051 and entering pass code 288996. The Internet replay will be available for 90 days and can be accessed at www.vcall.com or www.asvi.com in the same manner as discussed above.

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About ASV
     ASV designs, manufactures and sells all-purpose crawlers and related accessories and attachments. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

     Note: The statements set forth above regarding ASV's future expected sales and earnings levels are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, market acceptance of the machines, continued deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2002.

                 Condensed financial statements are as follows:
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

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
Three months ended March 31, 2003 and 2002
                                                                               2003                  2002
                                                                         ---------------       ---------------
Net sales.....................................................           $    14,612,230       $     6,177,828
Cost of goods sold............................................                11,808,766             4,753,140
                                                                         ---------------       ---------------
        Gross profit...........................................                2,803,464             1,424,688
Operating expenses
    Selling, general and administrative........................                1,452,960             1,332,032
    Research and development...................................                  161,704               674,433
                                                                         ---------------       ---------------
        Operating income (loss)...............................                 1,188,800              (581,777)
Other income (expense)
    Interest expense...........................................                  (36,623)              (31,147)
    Other, net.................................................                   37,406                66,343
                                                                         ---------------       ---------------
        Income (loss) before income taxes......................                1,189,583              (546,581)
Provision for (benefit from) income taxes......................                  422,000              (181,000)
                                                                         ---------------       ---------------
        NET EARNINGS (LOSS)....................................          $       767,583       $      (365,581)
                                                                         ===============       ===============
Net earnings (loss) per common share - Diluted.................          $           .08       $         (.04)
                                                                         ===============       ===============

Diluted weighted average shares outstanding....................               10,113,634            10,194,663
                                                                         ===============       ===============
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

A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

      ASSETS                                                                 March 31,           December 31,
                                                                               2003                  2002
                                                                         ---------------       ---------------
  CURRENT ASSETS
    Cash & short-term investments............................            $     3,659,094       $     4,797,398
    Accounts receivable, net.................................                 17,133,649            14,397,958
    Inventories..............................................                 33,885,327            31,834,620
    Prepaid expenses and other...............................                    884,414             1,099,685
                                                                         ---------------       ---------------
        Total current assets                                                  55,562,484            52,129,661
  PROPERTY AND EQUIPMENT, net..................................                5,135,912             5,080,536
                                                                         ---------------       ---------------
        Total assets                                                     $    60,698,396       $    57,210,197
                                                                         ===============       ===============

      LIABILITIES & SHAREHOLDERS' EQUITY

  CURRENT LIABILITIES
    Current portion of long-term liabilities.................            $       131,214       $       129,550
    Accounts payable.........................................                  5,461,633             2,838,370
    Accrued liabilities......................................                  1,785,604             1,795,556
    Income taxes payable.....................................                    138,708                   ---
                                                                         ---------------       ---------------
        Total current liabilities                                              7,517,159             4,763,476
  LONG-TERM LIABILITIES, less current portion..................                1,946,731             1,979,798
  SHAREHOLDERS' EQUITY.........................................               51,234,506            50,466,923
        Total liabilities & shareholders' equity                         ---------------       ---------------
                                                                         $    60,698,396       $    57,210,197
                                                                         ===============       ===============
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